UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 21, 2018

Date of Report (date of earliest event reported)

Overstock.com, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-49799	87-0634302
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

799 West Coliseum Way

Midvale, Utah 84047

(Address of principal executive offices)

(801) 947-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.            ☐

Item 1.01  Entry into a Material Definitive Agreement.

On December 21, 2018 (i) Medici Ventures, Inc., a Delaware corporation and wholly-owned subsidiary of Overstock.com, Inc. (“MVI”), (ii) tZERO Group, Inc., a Delaware corporation and majority-owned subsidiary of MVI (“tZERO”), (iii) Steven Hopkins, the General Counsel and Chief Operating Officer of MVI and partial owner of Bitsy, Inc., a Utah corporation partially owned by MVI (“Bitsy”), and (iv) Richard N. Beckstrand, the owner of all shares of Bitsy common stock not owned by MVI or Mr. Hopkins, entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which tZERO agreed to purchase all outstanding shares of common stock of Bitsy from MVI and Messrs. Hopkins and Beckstrand (Messrs. Hopkins and Beckstrand being herein called the “Individual Sellers”).  Pursuant to the Stock Purchase Agreement, tZERO agreed to (a) pay $8,000,000 in cash to the Individual Sellers in exchange for the 67% of the outstanding common stock of Bitsy owned by the Individual Sellers, and (b) deliver to MVI a convertible promissory note payable on demand on and after December 31, 2020 (the “Maturity Date”) in the principal amount of $4,000,000 (the “Promissory Note”), and an Assignment of certain intellectual property to MVI (the “Intellectual Property Assignment Agreement”) in exchange for the 33% of the outstanding common stock of Bitsy owned by MVI. The Promissory Note will convert automatically upon the closing of tZERO’s next issuance of stock for the principal purpose of raising capital resulting in net proceeds (individually or in the aggregate) to tZERO of at least $2,000,000 (excluding any amounts received in connection with the conversion of the Promissory Note and any other convertible securities) (a “Qualifying Financing”), into that whole number of shares of the type of stock issued in the Qualifying Financing equal to the number obtained by dividing the then-outstanding loan balance by eighty percent (80%) of the price per share of stock paid by investors in the Qualifying Financing.  If neither a Qualifying Financing nor a change in control (as defined in the Promissory Note) occurs prior to the Maturity Date, tZERO will have the option at the Maturity Date to convert the then-outstanding loan balance into shares of tZERO common stock at a price per share determined by Houlihan Lokey or another independent third-party appraiser reasonably approved by MVI in an independent valuation of tZERO.

The transactions contemplated by the Stock Purchase Agreement are expected to close on or before January 1, 2019. Bitsy’s current cash balance is approximately $5.5 million.

Bitsy and MVI are or were parties to stock purchase agreements pursuant to which MVI had previously purchased the shares of Bitsy common stock that MVI agreed to sell to tZERO pursuant to the Stock Purchase Agreement.

The Individual Sellers, MVI and Bitsy are or were parties to shareholders’ agreements relating to Bitsy, all of which will terminate concurrently with the closing of the transactions contemplated by the Stock Purchase Agreement.

Bitsy is a party to a Digital Asset Management Agreement dated August 13, 2018 (the “Digital Asset Management Agreement”) with The Beckstrand and Associates Employees Credit Union (“BACU”), an entity directly or indirectly controlled by Mr. Beckstrand.  Mr. Beckstrand is the father-in-law of Mr. Hopkins.  Pursuant to the Stock Purchase Agreement, MVI and Messrs. Beckstrand and Hopkins have agreed to provide commercially reasonable efforts to maintain and support the ongoing efforts of Bitsy through any third-party service providers they directly or indirectly control, including but not limited to BACU.  The Digital Asset Management Agreement may be terminated by either Bitsy or BACU for convenience upon 30 days’ prior written notice.

Bitsy is a party to a License Agreement dated August 30, 2018 with tZERO, MVI and Medici Land Governance, Inc., an entity owned by MVI and Patrick M. Byrne, relating to intellectual property owned or created on or before December 31, 2018 by the parties to the License Agreement.  In connection with the transactions contemplated by the Stock Purchase Agreement and the Intellectual Property Assignment Agreement, Bitsy, tZERO, MVI and Medici Land Governance, Inc. have agreed to enter into an amendment of the License Agreement.

In connection with the transactions contemplated by the Stock Purchase Agreement, tZERO, MVI and Bitsy intend to enter into a Secondment Agreement pursuant to which MVI will second to tZERO or Bitsy, if tZERO continues to operate Bitsy independently, the MVI personnel who have been working on certain software owned by Bitsy.  The Secondment Agreement may be terminated by either MVI or tZERO for convenience upon 30 days’ prior written notice.

In connection with the transactions contemplated by the Stock Purchase Agreement, tZERO intends to appoint Steven Hopkins as its Chief Revenue Officer, and Mr. Hopkins intends to resign his positions as General Counsel and Chief Operating Officer of MVI.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the Stock Purchase Agreement, a copy of which is filed as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)                                 Exhibits.

The following exhibit is filed with this report:

10.1                            Stock Purchase Agreement dated December 21, 2018 among the shareholders of Bitsy, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSTOCK.COM, INC.

By:	/s/ E. Glen Nickle
E. Glen Nickle
Vice President, Legal, and General Counsel
Date:	December 28, 2018